Exhibit 4.1

FOURTH AMENDMENT TO RESTATED LOAN AND SECURITY AGREEMENT
AND WAIVER

            This Fourth Amendment to Restated Loan and Security Agreement and Waiver (this "Amendment") is made and entered into as of June 21, 2006, by and between CPAC, INC. (the "Borrower") and BANK OF AMERICA, N.A. (the "Lender");

W I T N E S S E T H:

            WHEREAS, the Borrower and the Lender have made and entered into that certain Restated Loan and Security Agreement, dated as of August 29, 2002, as amended (the "Original Loan Agreement" and, as amended hereby, the "Loan Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement);

            WHEREAS, pursuant to the Original Loan Agreement, the Lender has extended to the Borrower a renewal Revolving Loan facility in the principal amount of up to $3,000,000 (the "Revolving Loan"), which Revolving Loan facility is evidenced by the Promissory Note, dated as of August 23, 2005, but effective as of June 30, 2005, from the Borrower to the Lender in the principal amount of up to $3,000,000 (the "Revolving Note");

            WHEREAS, Borrower is in default under certain provisions of the Original Loan Agreement and has asked the Lender to waive the same;

            NOW THEREFORE, for and in consideration of the foregoing and for ten dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

Amendments to Loan Documents

            Section 1.1     Covenant Amendment. Section 7.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

            7.1.      Net Worth. Maintain a minimum Net Worth of no less than $36,400,000 as of March 31, 2006. Borrower's Net Worth shall increase, as of each fiscal year-end thereafter, by 25% of the Borrower's Net Income for such year (e.g., for FY 2007, its Net Worth must be at least $36,400,000 plus 25% of FY 2006 Net Income; for FY 2008, its Net Worth must be at least $36,400,000 plus 25% of FY 2006 Net Income, plus 25% of FY 2007 Net Income), and Borrower shall maintain at least the required Net Worth as of fiscal quarter end during each such fiscal year. "Net Worth" shall mean, as of any date of determination, Borrower's total capital stock, plus Borrower's paid-in-capital, plus Borrower's retained earnings, net of the Borrower's treasury stock and net of foreign currency translation adjustments, in each case calculated on a consolidated basis and in accordance with GAAP. "Net Income" shall mean, for any period, the net income

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of the Borrower and its Subsidiaries, calculated on a consolidated basis and in accordance with GAAP.

            Section 1.2     Exhibit Amendment. Exhibit 5.6 to the Loan Agreement is hereby amended in its entirety to read in the form attached hereto as Exhibit 5.6.

ARTICLE 2.

Acknowledgment of Defaults

            Section 2.1     Acknowledgment of Default. Events of Default (the "Existing Defaults") have occurred under Section 8.1(b) the Loan Agreement as a result of the Borrower's failure to comply with Sections 7.1, 7.2 and 7.3 of the Loan Agreement for the fiscal periods ending September 30, 2005 and December 31, 2005.

            Section 2.2     Acknowledgment of the Borrower. The execution, delivery and performance of this Amendment by Bank and the acceptance by Bank of performance of Borrower hereunder (a) shall not constitute a waiver or release by Bank of any Default or Event of Default that may now or hereafter exist under the Loan Documents, except the Existing Defaults, (b) shall not constitute a novation of the Loan Documents as it is the intent of the parties to modify the Loan Documents as expressly set out herein and (c) except as expressly provided in this Amendment, shall be without prejudice to, and is not a waiver or release of, Bank's rights at any time in the future to exercise any and all rights conferred upon Bank by the Loan Documents or otherwise at law or in equity, including but not limited to the right to institute foreclosure proceedings against the Collateral and/or institute collection or arbitration proceedings against Borrower and/or to exercise any right against any other Person not a party to this Amendment.

ARTICLE 3.

Waivers by Bank

            Section 3.1     Waiver Covenant. Upon satisfaction of the conditions specified hereinafter in Article 5, Lender shall waive the Existing Defaults and shall not, because of the Existing Defaults,

                        3.1.1    accelerate any Loan or demand accelerated payment of the same;

                        3.1.2    require the payment of interest at the Default Rate set forth in the Loan
            Documents; or

                        3.1.3    exercise any other remedies under the Loan Agreement or under the other
            Loan Documents.

            Lender's waiver of the Existing Defaults from such actions, subject to the terms and conditions of this Amendment, is herein referred to as the "Waiver Covenant". The effectiveness of each term of the Waiver Covenant is expressly conditioned on the satisfaction of each and

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every condition set forth in Article 5 of this Amendment. The Waiver Covenant applies solely to the Existing Defaults and to no other Defaults or Events of Default, whether now existing or hereinafter arising and whether now known to the Lender or the Borrower and/or its Subsidiaries.

            Section 3.2     Continued Compliance With the Loan Documents. Borrower will continue to perform and comply strictly with each and every provision of the Loan Documents (as amended hereby), except for the Existing Defaults, which have been waived by the Lender.

ARTICLE 4.

Release and Waiver by Borrower

            Section 4.1     Release. In consideration of the agreements of Bank set forth in this Amendment, Borrower and all of its heirs, personal representatives, predecessors, successors and assigns (individually and collectively, the "Releasors"), hereby fully release, remise, and forever discharge Bank, the parent of Bank and all other affiliates and predecessors of Bank, and all past and present officers, directors, agents, employees, servants, partners, shareholders, attorneys and managers of Bank, the parent of Bank, and all other affiliates, and predecessors of Bank and all of their respective heirs, personal representatives, predecessors, successors and assigns ("Bank-Related Parties"), for, from, and against any and all claims, liens, demands, causes of action, controversies, offsets, obligations, losses, damages and liabilities of every kind and character whatsoever, including, without limitation, any usury claims or any action, omission, misrepresentation of other basis of liability founded either in tort, contract or equity and the duties arising thereunder (collectively "Claims), that the Releasors, or any of them has had in the past, or now has, whether known or unknown, whether asserted or unasserted, by reason of any matter, cause or thing set forth in, relating to or arising out of, or in any way connected with or resulting from, the Obligations (including the Bond Letter of Credit), the Loan Documents or any real or personal property now or at any time securing the Obligations. It is the express intent of the Bank and Releasors that the release and discharge set forth in this paragraph be construed as broadly as possible in favor of Bank-Related Parties so as to foreclose forever the assertion by any of Releasors of any claims, as defined above, against Bank-Related Parties or any of them.

            Section 4.2     UCC Waivers. Borrower acknowledges and agrees that Bank has all rights and remedies of a "secured party" under the Code and all rights and remedies provided by applicable law. Borrower waives any additional right to notice of any Default or Event of Default or opportunity to cure any Default or Event of Default. Notwithstanding anything to the contrary in Loan Agreement, any Security Agreement, any Guaranty Agreement or any other Loan Document to which it is a party, Borrower hereby irrevocably waives (i) any right to notification required under Code Section 11-9-611 of the disposition of any "Collateral" (as defined in the Loan Agreement and as defined in any Security Agreement) or any other collateral in which Borrower or any Guarantor has granted (or may hereafter grant) Bank a Lien, (ii) any right to redeem, under Code Section 11-9-623, any "Collateral" (as defined in the Loan Agreement and as defined in any Security Agreement) or any other collateral in which Borrower or any Guarantor has granted (or may hereafter grant) Bank a Lien, and (iii) any other right which Borrower or such Guarantor may waive under the Code (whether before or after default). Any notice required to be given by Bank to Borrower or any Guarantor (which is not otherwise

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waivable under the Code), may be given by Bank in the shortest time period permitted by the Code, notwithstanding any provision of the Loan Documents requiring a longer notice period; where "reasonable" notice is required under the Code and cannot be waived, 10 days' notice shall be deemed "reasonable" notice for purposes of the Loan Agreement and each Security Agreement (except for circumstances described in Code Section 11-9-611(d)).

            Section 4.3     Jury Trial Waiver. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            Section 4.4     Bankruptcy Waivers. (a)        In entering into this Amendment, Borrower and Bank hereby stipulate, acknowledge and agree that Bank gave up valuable rights and agreed to forbear from exercising legal remedies available to it in exchange for the promises, representations, acknowledgments and warranties of Borrower as contained herein and that Bank would not have entered into this Amendment but for such promises, representations, acknowledgments, agreements, and warranties, all of which have been accepted by Bank in good faith, the breach of which by Borrower in any way, at any time, now or in the future, would admittedly and confessedly constitute cause for dismissal of any such bankruptcy petition pursuant to 11 U.S.C. Section 1112(b).

(b)        As additional consideration for Bank agreeing to forbear from immediately enforcing its rights and remedies under this Amendment and in the Loan Documents, including but not limited to the institution of foreclosure proceedings, Borrower agrees that in the event a bankruptcy petition under any Chapter of the Bankruptcy Code (11 U.S.C. Section 101, et seq.) is filed by or against Borrower at any time after the execution of this Amendment, Bank shall be entitled to the immediate entry of an order from the appropriate bankruptcy court granting Bank complete relief from the automatic stay imposed by Section 362 of the Bankruptcy Code (11 U.S.C. Section 362) to exercise its foreclosure and other rights, including but not limited to obtaining a foreclosure judgment and foreclosure sale, upon the filing with the appropriate court of a motion for relief from the automatic stay with a copy of this Amendment attached thereto. Borrower specifically agrees (i) that upon filing a motion for relief from the automatic stay, Bank shall be entitled to relief from the stay without the necessity of an evidentiary hearing and without the necessity or requirement of the Bank to establish or prove the value of the Collateral, the lack of adequate protection of its interest in the Collateral, or the lack of equity in the Collateral; (ii) that the lifting of the automatic stay hereunder by the appropriate bankruptcy court shall be deemed to be "for cause" pursuant to Section 362(d)(1) of the Bankruptcy Code (11 U.S.C. Section 362(d)(1)); and (iii) that Borrower will not directly or indirectly oppose or otherwise defend against Bank's efforts to gain relief

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from the automatic stay, and (iv) Bank shall be entitled to recover from Borrower all of Bank's costs and expenses (including Bank's attorneys fees) incurred in connection with any bankruptcy or insolvency proceeding of any of them. This provision is not intended to preclude Borrower from filing for protection under any Chapter of the Bankruptcy Code. The remedies prescribed in this paragraph are not exclusive and shall not limit Bank's rights under the Loan Documents, this Agreement or under any law.

(c)        All of the above terms and conditions have been freely bargained for and are all supported by reasonable and adequate consideration and the provisions herein are material inducements for Bank entering into this Amendment.

ARTICLE 5.

Conditions to Effectiveness

            Section 5.1     Conditions. The amendments to the Loan Agreement and the Waiver Covenant set forth herein shall become effective as of the date first above written (the "Effective Date") after all of the conditions set forth in Sections 5.2 through 5.6 hereof shall have been satisfied.

            Section 5.2     Execution of Amendment and Note. This Amendment shall have been executed and delivered by the Borrower.

            Section 5.3     Confirmations of Guaranties. Each of Guarantors shall have executed and delivered confirmations of its Guaranty Agreement and Security Agreement.

            Section 5.4     Representations and Warranties. (a) As of the Effective Date, the representations and warranties set forth in the Loan Agreement, and the representations and warranties set forth in each of the Loan Documents, shall be true and correct in all material respects; (b) as of the Effective Date, no Defaults or Events of Default shall have occurred and be continuing, other than any Defaults or Events of Default waived hereby; (c) the Lender shall have received from the Borrower a certificate dated the Effective Date, certifying the matters set forth in subsections (a) and (b) of this Section 5.4.

            Section 5.5     Loan Fee. Borrower shall have paid Lender's amendment and waiver fee in the combined amount of $30,000 (the "Fees"), which fees have been fully earned by the Lender and are non-refundable in their entirety.

            Section 5.6     Counsel Fees. Borrower shall have paid Lender's counsel's fees and expenses in connection with this Amendment and the transactions contemplated hereby.

ARTICLE 6.

Miscellaneous

            Section 6.1     Entire Agreement; No Novation or Release. This Amendment, together with the Loan Documents, as in effect on the Effective Date, reflects the entire understanding with respect to the subject matter contained herein, and supersedes any prior agreements,

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whether written or oral. This Amendment is not intended to be, and shall not be deemed or construed to be, a satisfaction, novation or release of the Loan Agreement or any other Loan Document. Except as expressly amended hereby, all representations, warranties, terms, covenants and conditions of the Loan Agreement and the other Loan Documents shall remain unamended and unwaived and shall continue in full force and effect.

            Section 6.2     Fee. Borrower shall pay to Bank, as of the last day of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2006, a fee in the amount of $275,000. Such fee shall be fully earned as of the last day of each such fiscal quarter, and Bank is irrevocably authorized (and without further action or authorization on the part of Borrower or any other Person) to pay such fees by debiting Borrower's account or by making an Advance of Revolving Loan funds.

            Section 6.3     Out of Pocket Fees and Expenses. All fees and expenses of the Lender incurred in connection with the issuance, preparation and closing of the transactions contemplated hereby shall be payable by the Borrower promptly upon the submission of the bill therefor. If the Borrower shall fail to promptly pay such bill, the Lender is authorized to pay such bill through an advance of funds under the Loan.

            Section 6.4     Choice of Law; Successors and Assigns. This Amendment shall be construed and enforced in accordance with and governed by the internal laws (as opposed to the conflicts of laws provisions) of the State of Georgia. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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WITNESS the hand and seal of each of the undersigned as of the date first written above.

LENDER:

BANK OF AMERICA, N.A.

By:/s/ Anthony D. Healey
Title:Senior V.P.

BORROWER:

CPAC, INC.

By:/s/ Thomas J. Weldgen
Title:V.P. Finance & CFO

Attest:/s/ James W. Pembroke
Title:Chief Accounting Officer

[Corporate Seal]

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Exhibit 5.6

COMPLIANCE CERTIFICATE

              This Compliance Certificate (the "Certificate") is delivered pursuant to the Restated Loan and Security Agreement dated as of August 29, 2002 (together with all amendments and modifications, if any, from time to time made thereto, the "Loan Agreement"), between CPAC, INC. (the "Borrower") and Bank of America, N.A ("Lender"). Unless otherwise defined, terms used herein (including the exhibits hereto) have the meanings provided in the Loan Agreement.

              [The undersigned, being the duly elected, qualified and acting                             of the Borrower, on behalf of the Borrower and solely in his or her capacity as an officer of the Borrower,] [Borrower] hereby certifies and warrants that:

              He or she is the                             of the Borrower and that, as such, he or she is authorized to execute this Certificate on behalf of the Borrower.]

              He or she is the Borrower and is authorized to execute this Certificate.]

              As of                                   ,                   :

                                         Borrower was not in default of any of the provisions of the Loan Agreement during the period to which this Certificate relates;

              Tangible Net Worth. Borrower's consolidated Net Worth was $                                 as computed on Net Worth Exhibit attached hereto;

              Debt Service Coverage Ratio. Borrower's consolidated Debt Service Coverage Ratio was                        to 1.0 as computed on Debt Service Coverage Ratio Exhibit attached hereto;

              Funded Debt to Cash Flow. Borrower's consolidated Funded Debt to Cash Flow Ratio was                        to 1.0 as computed on Funded Debt to Cash Flow Exhibit attached hereto;

              Capital Expenditures. Borrower's Capital Expenditures were $                                        . (Maximum of $5,000,000 permitted)

Acquisitions. Borrower spent $                                on Acquisitions (Maximum of $5,000,000 permitted).

              Domestic Liquidity. Borrower's consolidated Domestic Liquidity was                                      ($2,000,000 minimum)

                            IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this              day of                              , 20         .

CPAC, INC.

By:
Title:

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NET WORTH EXHIBIT

Period ending

Net Worth (on a consolidated basis)

1. Net Worth:
a. Total capital stock	$
b. plus paid in capital	$
c. plus retained earnings	$
d. less treasury stock	$
e. less foreign currency translation adjustments	$
f. Total Net Worth	$

Required Net Worth: $36,400,000+ (Net Income of $ x 25%) = $

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FUNDED DEBT TO CASH FLOW RATIO EXHIBIT

12 Month Period ending

Funded Debt to Cash Flow Ratio (on a consolidated basis)

1. Funded Debt:
all outstanding liabilities for borrowed money	$
+ other interest-bearing liabilities, including
current and long-term debt	$

(A) = Funded Debt	$

2. Cash Flow:
net income	$
+ income tax	$
+ interest expense	$
+ depreciation	$
+ amortization	$
+ the non cash portion of the write down of
the investment in Management Cleaning Controls	$ *

(B) = EBITDA
$

Funded Debt to Cash Flow Ratio = 1(A) divided by 2(B):	to 1.0.

Required ratio is:	Max. 3.00 to 1.0 at 9/30/05; 12/31/05
Max. 2.50 to 1.0 at/after 3/31/06

* through 3/31/06 for the write down in FQE 3/31/05 only

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DEBT SERVICE COVERAGE RATIO EXHIBIT

12 Month Period ending

Debt Service Coverage Ratio (on a consolidated basis)

1. Adjusted Cash Flow:
Cash Flow (see prior schedule 2(B)	$
- dividends, withdrawals, and other distributions	($ )

(A) = Total Adjusted Cash Flow	$

2. Debt Service
Current portion of long term debt (as of the date
12 months prior to the current financial statement)	$
+ current portion of capitalized lease obligations	$
+ interest expense on all obligations	$

(A) = Debt Service	$

Debt Service Coverage Ratio = 1(A) divided by 2(A)	to 1.0

Required ratio is:	Min. 1.15 to 1.0 at 9/30/05
Min. 1.50 to 1.0 at/after 12/31/05